Exhibit 99.2

AMV LIQUIDATING TRUST

NEWS RELEASE

Contact:	1441 Eighteenth Street, Suite 200
Cloyses Partners, LLC	Denver, CO 80202	www.amvproperties.com
Liquidating Trustee	Ph: (303) 297-1800 ext. 151
Info@amvproperties.com	Fax: (303) 629-0329

AMV LIQUIDATING TRUST ANNOUNCES DISSOLUTION OF AMERIVEST PROPERTIES INC.

DENVER, CO, December 27, 2006 — Cloyses Partners, LLC (the “Trustee”), the trustee of the AMV Liquidating Trust (the “Trust”), today announced that AmeriVest Properties Inc. (formerly AMEX: AMV) transferred its remaining assets to (and its remaining liabilities were assumed by) the Trust in accordance with AmeriVest’s Plan of Liquidation, and that AmeriVest was dissolved.  As previously announced by AmeriVest, December 27, 2006 (the “Record Date”) was the last day of trading of AmeriVest common stock on the American Stock Exchange, and AmeriVest’s stock transfer books were closed as of the close of business on such date.

The Trustee of the Trust also announced that AmeriVest filed a Form 15 with the Securities and Exchange Commission to terminate the registration of AmeriVest common stock under the Securities Exchange Act of 1934 and that AmeriVest will cease filing reports thereunder. AmeriVest has requested that the staff of the Securities and Exchange Commission permit the Trust to file abbreviated reports with the SEC in the form in which the Trust will report periodically to its beneficiaries, in lieu of filing the periodic reports that would be required to be filed with the SEC under Section 13 of the Securities Exchange Act of 1934.

Under the terms of the Liquidating Trust Agreement executed by AmeriVest and the Trustee, which agreement became effective as of the Record Date, each stockholder of AmeriVest on the Record Date (each, a “beneficiary”) automatically became the holder of one unit of beneficial interest (“Unit”) in the Trust for each share of AmeriVest common stock then held of record by such stockholder.  All outstanding shares of AmeriVest common stock are automatically deemed cancelled, and the rights of beneficiaries in their Units will not be represented by any form of certificate or other instrument.  Stockholders of AmeriVest on the Record Date are not required to take any action to receive their Units.  The Trustee will maintain a record of the name and address of each beneficiary and such beneficiary’s aggregate Units in the Trust.  Subject to certain exceptions, related to transfer by will, intestate succession or operation of law, the Units are not transferable, nor will a beneficiary have authority or power to sell or in any other manner dispose of any Units.

The Trust was organized for the sole purpose of winding up AmeriVest’s affairs and the liquidation of its assets.  It is expected that from time to time the Trust will make distributions of its assets to beneficiaries, but only to the extent that such assets will not be needed to provide for the liabilities (including contingent liabilities) assumed by the Trust.  No assurances can be given as to the amount or timing of any distributions by the Trust.  Under the terms of the Liquidating Trust Agreement, provided no claim for breach of any representations and warranties under the purchase and sale agreement between AmeriVest and Koll/PER, LLC has been made or threatened by February 27, 2007, and absent other circumstances under which it would be appropriate for the Trustee to retain the amount reserved pursuant to the purchase and sale agreement, the Trustee has been directed to distribute an additional amount equal to $0.40 per share or approximately $9.65 million, to beneficiaries as of the Record Date on or before March 14, 2007.

The Trust is intended to qualify as a “liquidating trust” and as a “grantor trust” for federal income tax purposes.  As such the Trust will be a complete pass-through entity for federal income tax purposes and, accordingly, will not itself be subject to federal income tax.  Instead, for federal income tax purposes, stockholders of AmeriVest on the Record Date will be deemed to own a pro rata share of the assets transferred by AmeriVest to the Trust.  Accordingly, each stockholder will recognize gain or loss in an amount equal to the difference between (x) the fair market value of such stockholder’s pro rata share of the assets of AmeriVest that were transferred to the Trust, subject to such stockholder’s pro rata share of the liabilities of AmeriVest that were assumed by the Trust and (y) such stockholder/s adjusted tax basis in the shares of AmeriVest common stock held by such stockholder on the Record Date. The beneficiaries will be required to take into account, in accordance with their method of accounting, a pro rata share of the Trust’s items of income, deduction, gain, loss or credit, regardless of the amount or timing of distributions to beneficiaries.

On a calendar year basis, the Trustee will furnish to each beneficiary a statement of the beneficiary’s pro rata share of the items of income, gain, loss, credit and deduction of the Trust to be included on the beneficiary’s tax returns, and a statement of the beneficiary’s pro rata share of the assets and liabilities of the Trust.

The Trustee expects to provide information to each beneficiary regarding the fair market value of the AmeriVest assets transferred to the Trust by the beneficiary no later than February 28, 2007.  Stockholders of AmeriVest are urged to consult with their tax advisers as to the tax consequences to them of the establishment and operation of, and distributions, if any, by, the Trust.

Company Information

AmeriVest Properties Inc. liquidated and dissolved on December 27, 2007. Further information about AmeriVest will continue to be available at www.amvproperties.com.

Cloyses Partners, LLC, based in Denver Colorado, assists companies and management teams undergoing various “defining moments”.  Cloyses Partners, LLC provides advisory and direct management services to its clients, with particular expertise in liquidating trust, receiverships and interim management.  Their website is www.cloyses.com.

In addition to historical information, this press release contains forward-looking statements and information under federal securities laws.  These statements are based on expectations, estimates and projections, management’s beliefs and assumptions made by management of AmeriVest.  While the management of the Trustee believes the assumptions made by management of AmeriVest and by the Trustee underlying the forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of management of AmeriVest and the management of the Trustee.  As such, these statements and information are not guarantees of future performance, and actual results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual results to differ materially include, without limitation, reduction of the Trust assets available for distribution to beneficial holders in the event of a claim by Koll/PER, LLC under the Purchase and Sale Agreement, dated July 17, 2006, between AmeriVest and Koll/PER and other claims brought, if any, interest rate fluctuation and its effect on our investments and other risks and uncertainties detailed in AmeriVest’s 2005 Annual Report on Form 10-K, AmeriVest’s Proxy Statement for its 2006 annual meeting and from time to time in the Company’s filings with the Securities and Exchange Commission.